As filed with the Securities and Exchange Commission on February 15, 2019
Registration No. 333-187742
Registration No. 333-212898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-187742
Post-Effective Amendment No. 1 to
Form S-3 Registration Statement No. 333-212898
UNDER THE SECURITIES ACT OF 1933

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

141 Front Street Hamilton, Bermuda	HM 19
(441) 295-8201	(Zip Code)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C T Corporation System
Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Not Applicable
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each a “Registration Statement” and, collectively, the “Registration Statements”) of Aspen Insurance Holdings Limited, a Bermuda company (the “Registrant”).

•
Registration Statement on Form S-3 (No. 333-187742), filed with the United States Securities and Exchange Commission (the “Commission”) on April 5, 2013, registering an indeterminate amount of ordinary shares, preference shares, depositary shares representing ordinary shares or preference shares, senior or subordinated debt securities, warrants to purchase ordinary shares, preference shares or debt securities, purchase contracts and purchase units (“Securities”); and

•	Registration Statement on Form S-3 (No. 333-212898), filed with the Commission on August 4, 2016, registering an indeterminate amount of Securities.
On February 15, 2019, the Registrant completed its previously disclosed merger transaction with affiliates of certain investment funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO) that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2018, by and among the Registrant, Highlands Holdings, Ltd., an affiliate of the Apollo Funds (“Parent”), and Highlands Merger Sub, Ltd., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statements and all offerings of its Securities pursuant thereto and hereby removes and withdraws from registration all Securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on February 15, 2019.

ASPEN INSURANCE HOLDINGS LIMITED
By:	/s/ Scott Kirk
Scott Kirk
Group Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed these Post-Effective Amendments in the City of New York, State of New York, on February 15, 2019.

AUTHORIZED REPRESENTATIVE
By:	/s/ Kerian Bunch
Kerian Bunch
Executive Vice President, General Counsel Aspen U.S. Holdings, Inc.